UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2023 (August 8, 2023)

HH&L Acquisition Co.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-40006	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 2001-2002, 20/F, York House

The Landmark, 15 Queen’s Road Central

Central, Hong Kong 00000

(Address of principal executive offices, including zip code)

(852) 3752 2870

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	HHLA	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	HHLA WS	The New York Stock Exchange
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	HHLA.U	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 8, 2023, HH&L Investment Co. (the “Sponsor”), the sponsor of HH&L Acquisition Co. (the “Company”), and the Company, entered into an subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”), an unaffiliated third party of the Company, pursuant to which Polar agrees to make certain capital contributions (the “Investor Capital Contribution”) from time to time, at the request of the Sponsor, subject to the terms and conditions of the Subscription Agreement, to the Sponsor to meet the Sponsor’s commitment to fund the Company’s working capital needs. In exchange for the commitment of Polar to provide the Investor Capital Contribution, (i) the Company will issue certain Class A ordinary share of the Company to Polar at the closing of the business combination, as further described below; and (ii) upon repayment of working capital loans by the Company, the Sponsor will return the Investor Capital Contribution at the closing of the business combination, as further described below.

Investor Capital Contribution

The maximum aggregate Investor Capital Contribution is US$1,500,000, with (i) an initial Investor Capital Contribution of US$500,000 available for drawdown within five (5) business days of the Subscription Agreement; (ii) an Investor Capital Contribution of US$500,000 available for drawdown within five (5) business days after the date that the Company announces a business combination agreement; and (iii) an Investor Capital Contribution of US$500,000 available for drawdown after the date of a filing of a registration statement in relation to the business combination.

Share Issuance

In exchange for the forgoing commitment of Polar to make capital contributions to the Sponsor, the Company agrees to, or cause the surviving entity following the closing of the Company’s initial business combination to, issue one share of Class A Ordinary Shares of the Company for each dollar of Investor Capital Contribution funded by Polar (the “Subscription Shares”). The Company or the surviving entity of the business combination shall promptly file a registration statement to register the Subscription Shares after the closing of the business combination, but no later than thirty (30) calendar days after the closing of business combination, and cause the registration statement to be declared effective by ninety (90) calendar days after the closing of business combination.

Return of Capital

Upon repayment of working capital loans from the Company to the Sponsor, the Sponsor shall pay to Polar an amount equal to the Investor Capital Contribution actually funded and received by the Sponsor within five (5) business days of the closing of the business combination. The Sponsor shall not sell, transfer, or otherwise dispose of any securities owned by the Sponsor until the full amount of the Investor Capital Investment has been paid to Polar. The SPAC and Sponsor shall be jointly and severally obligated for such repayment. If the Company consummates its business combination, Polar may elect at closing of the business combination to receive such repayments of the Investor Capital Investment either in cash or in the form of Class A Ordinary Share of the Company at a rate of one Class A Ordinary Share for each US$10 of the Investor Capital Investment.

If the Company liquidates without consummating any business combination, any amounts remaining in the Sponsor or the Company’s cash accounts outside of the Company’s trust account, to the extent legally permissible and permissible under agreements which Sponsor or the Company is party to, will be paid to Polar by the Sponsor within five (5) calendar days of the liquidation. Such payment from the Sponsor shall fulfill the Company and the Sponsor’s joint obligations to repay the Investor Capital Investment and release the Company and the Sponsor from any and all joint obligations to repay the Investor Capital Investment pursuant to the Subscription Agreement.

The foregoing summary of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the Subscription Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement dated August 8, 2023 by and among HH&L Investment Co., HH&L Acquisition Co. and Polar Multi-Strategy Master Fund

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HH&L ACQUISITION CO.

	By:	/s/ Richard Qi Li
	Name:	Richard Qi Li
	Title:	Chief Executive Officer and Director
Date: August 9, 2023